Exhibit 10.18(g)

[LOGO]

June 6, 2009

AMENDMENT NO. 1 TO GTA 6-13616

Frontier Airlines, Inc.

Frontier Center One

7001 Tower Road

Denver CO 80249-7312

CFM International, Inc. (“CFM”) and Frontier Airlines, Inc. (“Airline”) have entered into General Terms Agreement No. 6-13616 dated June 30, 2000 (the “Agreement”). The Agreement contains applicable terms and conditions governing the sale by CFM and the purchase by Airline from CFM of CFM56 series Engines, Modules and Optional Equipment in support of Airline’s acquisition of new aircraft.

WHEREAS, CFM and Airline now desire to revise certain terms and conditions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and conditions contained herein, and other good and valuable consideration. Receipt of which is acknowledged and agreed.

CFM and Airline agree as follows:

1.	Revise GTA Exhibit B.1 “Definitions”, paragraph 20 “Ultimate Life”, as follows

FROM:

20. “Ultimate Life” of a Part means the approved limitation on use of a Part in cumulative Flight Hours or Flight Cycles, which either CFMI or a U.S. and/or French Government authority establish as the maximum period of allowed operational time for such Parts in Airline service, with periodic repair and restoration. The term does not include individual Failure from wear and tear or other cause not related to the total usage capability of all such Parts in Airline service.”

TO:

“20. “Ultimate Life” of a Part means the approved limitation on use of a Part in cumulative Flight Hours or Flight Cycles, which either CFMI or a U.S. and/or French Government authority establish as the maximum period of allowed operational time for such Parts in Airline service, with periodic repair and restoration. Ultimate Life for LLPs shall be used in the calculation of CFM participation (if any, as solely determined by CFM) of an Engine or Part Failure, however, the term does not include individual Failure from wear and tear or other cause not related to the total usage capability of all such Parts in Airline service.”

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Except as noted here, the Agreement remains unchanged. Please indicate your agreement with the foregoing by signing the original and one (1) copy of this Amendment Number 1 to the Agreement in the space provided below. This Letter Agreement may be executed in counterparts each of which, when taken together, will be deemed to be a single, enforceable agreement between the parties.

FRONTIER AIRLINES, INC.		CFM INTERNATIONAL, INC.

By:	/s/ [Authorized Signatory]	By:	/s/ Thierry Derrien

Printed Name:	[Authorized Signatory]	Printed Name:	Thierry Derrien

Title:	[Authorized Signatory]	Title:	VP Contracts

Date:		Date:	July 9, 2009

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